Exhibit 10.14

Avista Corporation
Executive Deferral Plan
(2020 Component)
Effective January 1, 2020

Avista Corporation
Executive Deferral Plan
(2020 Component)

	TABLE OF CONTENTS
		Page
PURPOSE	1	1
ARTICLE 1. DEFINITIONS		1
ARTICLE 2. SELECTION, ENROLLMENT, ELIGIBILITY		5
2.1	Selection by Committee	5
2.2	Enrollment Requirements	5
2.3	Eligibility; Commencement of Participation	6
2.4	Eligibility; Suspension of Participation	6
ARTICLE 3. DEFERRAL COMMITMENTS/EMPLOYER MATCHING/CREDITING/TAXES		6
3.1	Minimum Deferrals	6
3.2	Maximum Deferrals	6
3.3	Election to Defer	7
3.4	Withholding of Annual Deferral Amounts	7
3.5	Annual Employer Matching Amount	7
3.6	Annual Employer Nonelective Amount	8
3.7	Vesting	8
3.8	Crediting/Debiting of Account Balances	8
3.9	FICA and Other Taxes	10
3.10	Distributions	10
ARTICLE 4. PAYOUT AT A SPECIFIED TIME		10
4.1	Payout at a Specified Time	10
4.2	Other Benefits Take Precedence Over Payout at a Specified Time	11
ARTICLE 5. BENEFIT AT TERMINATION OF EMPLOYMENT		11
5.1	Benefit At Termination of Employment	11
5.2	Payment of Termination Benefit	11
5.3	Death Prior to Complete Payment of Termination Benefit	12
ARTICLE 6. PRE-TERMINATION SURVIVOR BENEFIT		12
6.1	Pre-Termination Survivor Benefit	12
6.2	Payment of Pre-Termination Survivor Benefit	12
ARTICLE 7. BENEFICIARY DESIGNATION		12
7.1	Beneficiary	12
7.2	Beneficiary Designation; Change; Spousal Consent	13
7.3	Acknowledgment	13
7.4	No Beneficiary Designation	13
7.5	Doubt as to Beneficiary	13
7.6	Discharge of Obligations	13
ARTICLE 8. TERMINATION, AMENDMENT OR MODIFICATION		13
8.1	Termination	13
8.2	Amendment	14

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Avista Corporation
Executive Deferral Plan
(2020 Component)

8.3	Effect of Payment	14
ARTICLE 9. ADMINISTRATION		14
9.1	Duties	14
9.2	Agents	14
9.3	Binding Effect of Decisions	14
9.4	Indemnity of Committee	15
9.5	Employer Information	15
ARTICLE 10. OTHER BENEFITS AND AGREEMENTS		15
ARTICLE 11. CLAIMS PROCEDURES		15
11.1	Presentation of Claim	15
11.2	Notification of Decision	15
11.3	Review of a Denied Claim	16
11.4	Decision on Review	16
11.5	Legal Action	16
ARTICLE 12. TRUST		17
12.1	Establishment of the Trust	17
12.2	Interrelationship of the Plan and the Trust	17
12.3	Distributions From the Trust	17
ARTICLE 13. MISCELLANEOUS		17
13.1	Status of Plan	17
13.2	Unsecured General Creditor	17
13.3	Employer's Liability	17
13.4	Nonassignability	18
13.5	Not a Contract of Employment	18
13.6	Furnishing Information	18
13.7	Terms	18
13.8	Captions	18
13.9	Governing Law	18
13.10	Notice	18
13.11	Successors	19
13.12	Spouse's Interest	19
13.13	Validity	19
13.14	Incompetent	19
13.15	Payment On Earlier Payment Date	19

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AVISTA CORPORATION
EXECUTIVE DEFERRAL PLAN
(2020 Component)

Effective January 1, 2020

Purpose
The purpose of this Plan, effective January 1, 2020, is to provide specified benefits to a select group of management and highly compensated Employees who contribute materially to the continued growth, development and future business success of Avista Corporation, a Washington corporation, and its affiliates, if any, that sponsor this Plan. This Plan is a component of the Avista Corporation Executive Deferral Plan and shall be unfunded for tax purposes and for purposes of Title I of ERISA. Effective January 1, 2020, no further contributions under the Executive Deferral Plan shall be made to the 2005 Component, the 2011 Component, and the 2016 Component.
ARCTICLE 1.
DEFINITIONS
For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“2005 Component” shall mean the Avista Corporation Executive Deferral Plan (2005 Component), as such component may be amended from time to time.

1.2	“2011 Component” shall mean the Avista Corporation Executive Deferral Plan (2011 Component), as such component may be amended from time to time.

1.3	“2016 Component” shall mean the Avista Corporation Executive Deferral Plan (2016 Component), as such component may be amended from time to time.

1.4	“2005 Component Employees” shall mean the Employees described in Section 1.24(a).

1.5	“2011 Component Employees” shall mean the Employees described in Section 1.24(b).

1.6	“2016 Component Employees” shall mean the Employees described in Section 1.24(c).

1.7
“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Employer Matching Account balance, and (iii) the Employer Nonelective Account. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.8
“Annual Deferral Amount” shall mean that portion of a Participant's Base Annual Salary and/or Annual Short Term Incentive Award Amount that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year. In the event of a Participant's death or other Separation from Service prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.9	“Annual Employer Matching Amount” for any one Plan Year shall mean the amount determined in accordance with Section 3.5.

1.10	“Annual Employer Nonelective Amount” for any one Plan Year shall mean the amount determined in accordance with Section 3.6.

1.11
“Annual Installment Method” shall mean an annual installment form of payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows. The amount of each installment shall equal the Account Balance to be distributed under the Annual Installment Method, determined as of the business day immediately preceding the date of the annual installment payment, divided by the total number of installment payments to be made in and after such subsequent Plan Year, with payment to be made on the 15th day of the month (or as soon as reasonably possible following such date, but no later than 90 days thereafter). Notwithstanding the foregoing, the final installment shall be the Participant's Account Balance as of the date of payment.

1.12
“Annual Short Term Incentive Award” shall mean any cash compensation, in addition to Base Annual Salary, relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W‑2 for such calendar year, payable to a Participant as an Employee under any Employer's annual short term incentive program.

1.13
“Base Annual Salary” shall mean the annual cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W‑2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, directors fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non‑qualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee.

1.14
“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.15
“Beneficiary Designation Form” shall mean the form or forms established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.16	“Board” shall mean the board of directors of the Company.

1.17	“Claimant” shall have the meaning set forth in Section 11.1.

1.18	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.19	“Committee” shall mean the committee described in Article 9 and known as the Benefit Plans Administrative Committee.

1.20	“Company” shall mean Avista Corporation, a Washington corporation, and any business which assumes the obligations of the Company hereunder.

1.21
“Deferral Account” shall mean (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.22
“Disability” shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees.

1.23
“Distribution Form” shall mean the form or forms established from time to time by the Committee that a Participant completes, signs and returns to the Committee to elect the form and timing of distributions to the Participant or Beneficiary under the Plan.

1.24	“Employee” shall mean:

(a)
For 2005 Component Employees, an employee who is (i) an executive officer of the Employer who assumed such position prior to February 4, 2011 or a director of the Employer; and (ii) an active member of the Funded Pension Plan;

(b)	For 2011 Component Employees, an employee who becomes an executive officer of the Employer after February 3, 2011 and who is an active member in the Funded Pension Plan; and

(c)	For 2016 Component Employees, an employee who is an executive officer or director of the Employer and who is not an active member in the Funded Pension Plan.

1.25	“Employer(s)” shall mean the Company and/or any other Related Employer (now in existence or hereafter formed or acquired) that participates in the Plan with respect to its Employees.

1.26
“Employer Matching Account” shall mean (i) the sum of all of a Participant's Annual Employer Matching Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Employer Matching Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Employer Matching Account.

1.27
“Employer Nonelective Account” shall mean (i) the sum of all of a Participant’s Annual Employer Nonelective Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Employer Nonelective Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Employer Nonelective Account.

1.28	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.29
“Executive Deferral Plan” shall mean the Avista Corporation Executive Deferral Plan, as it may be amended from time to time. The Executive Deferral Plan is comprised of the 2005, 2011, 2016 and 2020 Components. The Avista Corporation Executive Deferral Plan (2003 Component) is a separate plan and is exempt from the requirements of Code Section 409A as a grandfathered plan.

1.30	“401(k) Plan” shall mean The Investment and Employee Stock Ownership Plan of Avista Corporation, as amended from time to time.

1.31
“Monthly Installment Method” shall mean a monthly installment form of payment over the number of months selected by the Participant in accordance with this Plan, calculated as follows: the amount of each installment shall equal the Account Balance to be distributed under the Monthly Installment Method, determined as of the business day immediately preceding the date of the monthly installment payment, divided by the total number of installment payments to be made in and after such subsequent Plan Year, with each payment to be made on made on the 15th day of the month (or as soon as reasonably possible following such date, but no later than 90 days thereafter). Notwithstanding the foregoing, the final installment shall be the Participant's Account Balance as of the date of payment.

1.32
“Participant” shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a deferral election form, (iv) whose signed deferral election form is accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose deferral election form has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.33	“Payout at a Specified Time” shall mean the payout set forth in Section 4.1.

1.34
“Plan” shall mean the Company’s Executive Deferral Plan (2020 Component), which shall be evidenced by this document and by each Participant’s deferral election form, as they may be amended from time to time. The Plan is a component of the Avista Corporation Executive Deferral Plan and governs deferrals under such plan that are made with respect to Base Annual Salary and Annual Short Term Incentive Awards that are earned on or after January 1, 2020 with respect to an Employee.

1.35	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through the last day of December of the same calendar year.

1.36	“Pre-Termination Survivor Benefit” shall mean the benefit set forth in Article 6.

1.37
“Related Employer” shall mean a corporation which is a member of the same controlled group of corporations (as defined in Code Section 414(b)) as the Company and a trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company.

1.38
“Separation from Service” shall mean that an Employee has died, retired or otherwise has incurred a termination of employment. An Employee will not incur a Separation from Service while he is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29 month period of absence is substituted for such six month period.
“Termination of employment” shall mean that it is reasonably anticipated based on the facts and circumstances that an Employee will perform no further services after a certain date or that the level of bona fide services he would perform after such date would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of services if the Employee has been providing services for less than 36 months). An Employee shall incur a Separation from Service when the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by him during the immediately preceding 36 month period.

1.39	“Stock” shall mean Avista Corporation common stock, zero par value, or any other equity securities of the Company designated by the Committee.

1.40
“Survivor Benefit Payment Election Form” shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to elect the form of payment to his or her Beneficiary in the event of his or her death under Article 6.

1.41	“Termination Benefit” shall mean the benefit set forth in Article 5.

1.42
“Trust” shall mean one or more trusts established pursuant to that certain Master Trust Agreement, effective as of October 1, 2014 between the Company and the trustee named therein, as amended from time to time.

1.43
“Years of Service” shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2.
SELECTION, ENROLLMENT, ELIGIBILITY
2.1    Selection by Committee.
Participation in the Plan shall be limited to a select group of management and highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.
2.2    Enrollment Requirements.
Each selected Employee shall complete, execute and return to the Committee a deferral election form (if the Employee wishes to elect an Annual Deferral Amount), Distribution Forms and a Beneficiary Designation Form. The initial deferral election form and the Distribution Form must be returned within 30 days after he or she is selected to participate in the Executive Deferral Plan. An Employee may not elect an Annual Deferral Amount within the 30 day period described above if on the date he or she becomes eligible to participate he or she already participates in another non-

qualified elective “account balance plan” of the Employer (as such term is defined in Treasury Regulation Section 1.409A-1(c)(2)(i)(A), other than a plan described in Treasury Regulation Sections 1.409A-1(c)(2)(i)(D), (E), (F), (G) or (H) relating to separation pay plans, rights to in-kind benefits or reimbursements, split dollar life insurance arrangements, modified foreign earned income, and stock rights). In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3    Eligibility; Commencement of Participation.
Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.
2.4    Eligibility; Suspension of Participation.
In the event that a Participant is no longer an Employee eligible for the Plan, he shall no longer make Annual Deferral Amounts and receive no further Employer Matching Amounts or Employer Nonelective Amounts.
ARTICLE 3.
DEFERRAL COMMITMENTS/EMPLOYER MATCHING/CREDITING/TAXES
3.1    Minimum Deferrals.
For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Annual Short Term Incentive Award in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary	$2,000
Annual Short Term Incentive Award	$2,000
If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred shall be zero.
3.2    Maximum Deferrals.
For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Annual Short Term Incentive Award up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	75%
Annual Short Term Incentive Award	100%

3.3    Election to Defer.

(a)
First Plan Year. In connection with a Participant's commencement of participation in the Executive Deferral Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan. For the election to be valid, the election must be completed in writing and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee. Notwithstanding the foregoing, the maximum Annual Deferral Amount, with respect to Base Annual shall be limited to the amount of compensation paid for services to be performed subsequent to the date the Participant submits a deferral election to the Committee for acceptance. In the case of compensation that is earned based upon a specified performance period (for example, an Annual Short Term Incentive Award), where a deferral form is submitted in the first year of eligibility in the Executive Deferral Plan, but after the beginning of the service period, the deferral form will apply to the portion of the compensation equal to the total amount of the compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the deferral form is submitted over the total number of days in the performance period.

(b)
Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new election. If no such election is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

3.4    Withholding of Annual Deferral Amounts.
For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Short Term Incentive Award portion of the Annual Deferral Amount shall be withheld at the time the Annual Short Term Incentive Award is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.
3.5    Annual Employer Matching Amount.
A Participant's Annual Employer Matching Amount for any Plan Year shall be equal to:

(a)
For 2005 Component Employees, 75% (or such other percentage used by the Participant’s Employer to determine his matching contribution under the 401(k) Plan) of the Participant's Annual Deferral Amount for the immediately prior Plan Year, up to an amount that does not exceed 6% of the Participant’s Base Annual Salary for the prior Plan Year;

(b)
For 2011 Component Employees, 75% (100% for a Participant whose employment or reemployment date with any Employer is on or after January 1, 2006) of the Participant's Annual Deferral Amount for the immediately prior Plan Year, up to an amount that does not exceed 6% of the Participant’s Base Annual Salary and Annual Short Term Incentive Award for the prior Plan Year; and

(c)
For 2016 Component Employees, 100% of the Participant's Annual Deferral Amount for the immediately prior Plan Year, up to an amount that does not exceed 6% of the Participant’s Base Annual Salary and Annual Short Term Incentive Award for the prior Plan Year, reduced by the amount of any matching contributions made to the 401(k) Plan on his or her behalf for such prior Plan Year of the 401(k) Plan, assuming that the Participant had contributed the maximum amount permitted to the 401(k) Plan under the provisions of Code Sections 402(g) and 401(a)(17).
If a Participant is not employed by an Employer as of the last business day of a Plan Year, the Annual Employer Matching Amount for such Plan Year shall be zero.
3.6    Annual Employer Nonelective Amount.
Solely for 2016 Component Employees, a Participant’s Annual Employer Nonelective Amount for any Plan Year shall be equal to the amount described below, reduced by the amount of any nonelective contributions made to the 401(k) Plan on his or her behalf for such prior Plan Year of the 401(k) Plan, assuming that the Employer had contributed the maximum amount permitted to the 401(k) Plan under the provisions of Code Section 401(a)(17):

Age as of December 31	Contribution as a Percentage of Base Annual Salary and Annual Short Term Incentive Award
Younger than 40	3%
40-49	4%
50 or Older	5%
If a Participant is not employed by an Employer as of the last day of a Plan Year, the Employer Nonelective Amount for such Plan Year shall be zero.
2005 Component Employees and 2011 Component Employees are not eligible for Annual Employer Nonelective Amounts.
3.7    Vesting.
A Participant shall at all times be 100% vested in his or her Deferral Account, Employer Matching Account, and Annual Employer Nonelective Account, if any.
3.8    Crediting/Debiting of Account Balances.
In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)
Election of Measurement Funds. A Participant, in connection with his or her initial election in accordance with Section 2.2 above, shall elect one or more Measurement Fund(s) (as described in Section 3.8(c) below) to be used to determine the additional amounts to be credited to his or her Account Balance for the first day in which the Participant commences participation in the Plan and continuing thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the next sentence. Commencing with the first business day that follows the Participant's commencement of participation in the Plan and continuing thereafter for each subsequent business day in which the Participant participates in the Plan, the Participant may (but is not required to) elect, in the form and manner that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(b)
Proportionate Allocation. In making any election described in Section 3.8(a) above, the Participant shall specify in increments of one percentage point (1%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(c)
Measurement Funds. The Participant may elect one or more measurement funds, based on certain mutual funds (the “Measurement Funds”) listed on Exhibit 1 hereof, incorporated herein by this reference, for the purpose of crediting additional amounts to his or her Account Balance; provided, however, that the Committee must always select as a Measurement Fund the Company Stock Fund (described as a mutual fund 100% invested in Stock, with all dividends deemed invested in additional shares of Stock. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund; provided, however, that the Committee may never discontinue or delete the Company Stock Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

(d)
Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant's Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, as of the close of business on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any day were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such day, no later than the close of business on the business day after the day on which such amounts are actually deferred from the Participant's Base Annual Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such day, no earlier than one business day prior to the distribution, at the closing price on such date. The Participant's Annual Employer Matching Amount and Annual Employer Nonelective Amount shall be credited to his or her Employer Matching Account and Employer Nonelective Account as of the close of business on the last business day of the Plan Year to which it relates.

(e)
No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured creditor of the Employer.

3.9    FICA and Other Taxes.

(a)
Annual Deferral Amounts. Unless otherwise previously withheld, for each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) shall withhold from that portion of the Participant’s Base Annual Salary and/or Annual Short Term Incentive Award that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.9.

(b)
Annual Employer Matching Amounts and Annual Employer Nonelective Amounts. The Participant’s Employer(s) shall withhold from the Participant’s Base Annual Salary and/or Annual Short Term Incentive Award, as applicable, that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the Participant’s Employer Matching Account or Employer Nonelective Account, as applicable, in order to comply with this Section 3.9.

3.10    Distributions.
The Participant’s Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal and state income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.
ARTICLE 4.
PAYOUT AT A SPECIFIED TIME
4.1    Payout at a Specified Time.

(a)
Distribution Election. A Participant in connection with his or her commencement of participation in the Plan may irrevocably elect in a Distribution Form to receive a future “Payout at a Specified Time” of his or her Account Balance from the Plan. The Payout at a Specified Time shall be made or commenced at the time elected by the Participant and shall be distributed in a lump sum or pursuant to a Monthly Installment Method of 60, 120 or 180 months or an Annual Installment Method of five, ten or fifteen years, as elected by the Participant. The Participant shall make such elections during the 30 day period described in

Section 2.2. If a Participant does not make any such form of payment election with respect to the Payout at a Specified Time, then such benefit shall be paid in a lump sum.

(b)
Delay or Change of Distribution. A Participant may amend his or her Distribution Form to delay a Payout at a Specified Time or to change the form of payment by submitting a new Distribution Form in accordance with the Committee’s rules and procedures, provided that: (i) the amended Distribution Form is submitted at least one year prior to the date on which the first payment of the Payout at a Specified Time would have otherwise become payable; (ii) the amended Distribution Form does not take effect until at least 12 months after the date on which the Form is submitted; and (iii) the amended Distribution Form will result in a delay of the Participant's receipt of such benefit by at least five additional years.

4.2    Other Benefits Take Precedence Over Payout at a Specified Time.
Should an event occur that triggers a benefit under Article 5 or 6, an Account Balance that is subject to a Payout at a Specified Time election under Section 4.1 shall not be paid at the time elected by the Participant under Section 4.1 but shall be paid at the time set forth under the other applicable Article.
ARTICLE 5.
BENEFIT AT TERMINATION OF EMPLOYMENT
5.1    Benefit At Termination of Employment.
A Participant who experiences a Separation from Service for reasons other than death shall receive, as a Termination Benefit, his or her Account Balance unless the Participant’s Account Balance is subject to a Payout at a Specified Time election that requires payments to be made or commenced prior to the Participant’s Separation from Service.
5.2    Payment of Termination Benefit.
A Participant in connection with his or her commencement of participation in the Executive Deferral Plan may elect on a Distribution Form to receive a Termination Benefit in a lump sum or pursuant to a Monthly Installment Method of 60, 120 or 180 months or an Annual Installment Method of five, ten or fifteen years. The Participant shall make such election during the 30 day period described in Section 2.2. If a Participant does not make an election with respect to the payment of the Termination Benefit, then such benefit shall be paid in a lump sum. Termination Benefits shall commence or be paid as soon as reasonably practicable following the date of the Separation from Service, but in no event later than 90 days from such date.
Notwithstanding the foregoing, no payment of a Termination Benefit to a Participant who is a “specified person” shall be paid or commence prior to a date that is six (6) months after the date of his or her Separation from Service. If the Termination Benefit of a Participant who is a specified person is to be paid in a lump sum, payment will occur as soon as reasonably as reasonably practicable after the expiration of the six (6) month delay, but in no event later than 90 days from such date. If the Termination Benefit of a Participant who is a specified person is to be paid in installments, then all payments will be delayed by six (6) months, such that they commence in the seventh calendar month after the Separation from Service. In no event will Termination Benefits payable to a Participant who is a specified employee commence or be paid later than 90 days from the date on which the six (6) month delay after his or her Separation from Service expires. A Participant is a “specified person” if he is a key employee under Code Sections 416(i)(1)(A)(i), (ii) or (iii) at any time during the 12 month period ending on a “specified employee identification date.” If the Participant is a key employee on such a date, he will be treated as a key employee for the entire 12 month period beginning on the “specified employee effective date.” For purposes of this Section 5.2, the “specified employee identification date” is December 31 and the “specified employee effective date” is the following April 1.
A Participant may amend his or her Distribution Form to change the payment form by submitting a new Distribution Form in accordance with the Committee’s rules and procedures, provided that: (i) the amended Distribution Form does not take effect until at least 12 months after the date on which the Form is submitted; and (ii) unless the Participant’s Separation from Service is due to Disability, the amended Distribution Form will result in a delay of the Participant's receipt of such benefit by at least five additional years.
5.3    Death Prior to Complete Payment of Termination Benefit.
If a Participant dies after his or her Termination Benefit commences, but before it is paid in full, the Participant's unpaid Termination Benefit payments shall continue and shall be paid to the Participant's Beneficiary over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived.
ARTICLE 6.
PRE-TERMINATION SURVIVOR BENEFIT
6.1    Pre-Termination Survivor Benefit.
The Participant's Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant's Account Balance if the Participant dies before he or she commences receiving his or her Termination Benefit.
6.2    Payment of Pre-Termination Survivor Benefit.
A Participant, in connection with his or her commencement of participation in the Executive Deferral Plan shall elect on a Survivor Benefit Payment Election Form whether the Pre-Termination Survivor Benefit shall be received by his or her Beneficiary in a lump sum or pursuant to a Monthly Installment Method of 60, 120 or 180 months or Annual Installment Method of five, ten or fifteen years. The Participant shall make such election during the 30 day period described in Section 2.2. If a Participant does not make any election with respect to the payment of the Pre-Termination Survivor Benefit, then such benefit shall be paid in a lump sum. The lump sum payment shall be made, or installment payments shall commence, as soon as reasonably practicable following the Participant’s death, but in no event later than 90 days from such date. A Participant may amend his or her Survivor Benefit Payment Election Form to change the payment form of a Pre-Termination Survivor Benefit by submitting a new Survivor Benefit Payment Election Form in accordance with the Committee’s rules and procedures, provided that the amended Survivor Benefit Payment Election Form is not effective for 12 months after it is submitted.
ARTICLE 7.
BENEFICIARY DESIGNATION
7.1    Beneficiary.
Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
7.2    Beneficiary Designation; Change; Spousal Consent.
A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death. Notwithstanding the prior sentence, in the event the Participant designates a spouse as the Participant’s Beneficiary, such designation shall become void upon the legal dissolution of the Participant’s and spouse’s marriage.
7.3    Acknowledgment.
No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.
7.4    No Beneficiary Designation.
If a Participant fails to designate a Beneficiary as provided in Sections 8.1, 8.2 and 8.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.
7.5    Doubt as to Beneficiary.
If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.
7.6    Discharge of Obligations.
The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's deferral election shall terminate upon such full payment of benefits.
ARTICLE 8.
TERMINATION, AMENDMENT OR MODIFICATION
8.1    Termination.
Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees, by action of its governing body. In addition, the Compensation and Organization Committee of the Company may terminate the Plan with respect to any Employer. Upon the termination of the Plan with respect to any Employer, the deferral elections of the affected Participants who are employed by that Employer shall terminate and their Account Balances, determined as if they had experienced a Separation from Service for reasons other than death on the date of Plan termination, shall be paid to the Participants in a lump sum as soon as reasonably practicable following the Plan termination in accordance with Code Section 409A. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.
8.2    Amendment.
Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors. In addition, the Compensation and Organization Committee of the Company may amend the Plan with respect to any Employer. Provided, however, that: (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service for reasons other than death as of the effective date of the amendment or modification, and (ii) no amendment or modification of this Section 8.2 of the Plan shall be effective. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.
8.3    Effect of Payment.
The full payment of the applicable benefit under Articles 4, 5, or 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant's deferral election shall terminate.
ARTICLE 9.
ADMINISTRATION
9.1    Duties.
This Plan shall be administered by the Administrator. The Administrator shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Employer.
9.2    Agents.
In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.
9.3    Binding Effect of Decisions.
Subject to Article 11 below, the decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
9.4    Indemnity of Committee.
All Employers shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee.
9.5    Employer Information.
To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the death or other Separation from Service of its Participants, and such other pertinent information as the Committee and/or Administrator may reasonably require.
ARTICLE 10.
OTHER BENEFITS AND AGREEMENTS
The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
ARTICLE 11.
CLAIMS PROCEDURES
11.1    Presentation of Claim.
Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
11.2    Notification of Decision.
The Administrator shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 11.3 below.
11.3    Review of a Denied Claim.
Within 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Administrator, in its sole discretion, may grant.
11.4    Decision on Review.
The Administrator shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Administrator deems relevant.
11.5    Legal Action.
A Claimant's compliance with the foregoing provisions of this Article 11 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan. In addition, no legal action to recover benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of: (a) 30 months after the date the claimant knew or reasonably should have known of the principal facts on which the claim is based; or (b) 6 months after the date the claimant has exhausted the claim and review procedure. To the extent that the claim relates to a failure to effect a Participant’s or Beneficiary’s contribution elections or investment directions or a Participant’s election regarding contributions, the 30 month period shall be 19 months.

ARTICLE 12.
TRUST
12.1    Establishment of the Trust.
The Company shall establish the Trust, and each Employer shall at least annually transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Employer Matching Amounts and Annual Employer Nonelective Amounts for such Employer's Participants for all periods prior to the transfer, as well as any debits and credits to the Participants' Account Balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.
12.2    Interrelationship of the Plan and the Trust.
The provisions of the Plan and the Participant’s deferral elections and Distribution Form shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.
12.3    Distributions From the Trust.
Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.
ARTICLE 13.
MISCELLANEOUS
13.1    Status of Plan.
The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent and Code Section 409A.
13.2    Unsecured General Creditor.
Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
13.3    Employer's Liability.
An Employer's liability for the payment of benefits shall be determined only by the Plan and the Participant’s deferral elections and Distribution Form. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her deferral elections and Distribution Form.

13.4    Nonassignability.
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.
13.5    Not a Contract of Employment.
The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
13.6    Furnishing Information.
A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.
13.7    Terms.
Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
13.8    Captions.
The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
13.9    Governing Law.
Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Washington without regard to its conflicts of laws principles.
13.10    Notice.
Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

BPAC c/o Vice President – Human Resources
Avista Corporation
1411 East Mission
Spokane, Washington 99220
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
13.11    Successors.
The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.
13.12    Spouse's Interest.
The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.
13.13    Validity.
In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
13.14    Incompetent.
If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
13.15    Payment On Earlier Payment Date.
Payment(s) under the Plan may be made or commenced earlier than the payment date specified in Articles 4 through 6, as applicable, in order to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)), to pay Federal Insurance Contributions Act (FICA) taxes imposed under Code Sections 3101, 3121(a) and 3121(v)(2), as applicable, to pay income tax at source on wages imposed under Code Section 3401 (or the corresponding withholding provisions of applicable state, local or foreign tax laws) as a result of the payment of FICA taxes, to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes, or to pay an amount that is required to be included in income as a result of a failure of the Plan to comply with the requirements of Code Section 409A.

TO EVIDENCE THE ADOPTION OF THIS PLAN, this document has been executed on behalf of the Company by a member of the Compensation and Organization Committee of the Company on this _____ day of _______________, 2019.

Avista Corporation
By:
Title: